Exhibit 99.1

QWEST REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS — CONTINUED GROWTH IN NET INCOME AND FREE CASH FLOW

(in millions, except per share amounts)

	2007	2006	Y over Y Change	Q4 2007	Q4 2006	Y over Y Change
Operating Revenues	$13,778	$13,923	(1.0)%	$3,435	$3,488	(1.5)%
Net Income	2,917	593	nm	366	194	88.7%
Net Income per Basic Share	1.59	0.31	nm	0.20	0.10	100.0%
Net Income per Diluted Share	1.52	0.30	nm	0.20	0.10	100.0%

nm — Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

•                  Declared First Dividend Since 2001

•                  Full Year Adjusted Free Cash Flow Grows 29% to $1.8 Billion(a)

•                  Adjusted EBITDA Margins Expand 190 Basis Points(a)

•                  Growth in Earnings Per Share

•                  Fourth Quarter Year-Over-Year 2006 to 2007 Improvements in Key Areas:

•                  Consumer Bundle Penetration Reaches 62%

•                  Consumer ARPU Expands by $4 to $55

•                  Broadband Subscribers Grow 22%

(a) See attachment E for Non GAAP Reconciliation

DENVER, Feb. 12, 2008 — Qwest Communications International Inc. (NYSE: Q) today reported fourth-quarter and full-year 2007 results highlighted by substantial free cash flow, net income and earnings per share growth. The quarter also marked the 13th consecutive quarter of year-over-year adjusted EBITDA margin expansion. For the quarter, Qwest reported earnings of $366 million, or $0.20 per diluted share, compared to $194 million, or $0.10 per share, in 2006.  Normalizing for $106 million of income tax benefits, net income for the quarter was $260 million, or $0.14 per diluted share.

“Over the past year, Qwest achieved many significant accomplishments that will drive its future success — being awarded a stake in the federal government’s Networx program, accelerating the deployment of fiber-to-the-node and further rewarding shareholders in the form of a quarterly dividend,” said Edward A. Mueller, Qwest chairman and CEO. “We have an opportunity to continue to deliver value to all our constituencies through our focus on simplified, integrated solutions, deeper partnerships, increased broadband speeds and productivity improvements.”

Financial Results

For the full year, Qwest reported revenue of $13.8 billion.  After taking into account revenue from a large equipment contract in 2006 and the de-emphasis of the dial business in 2007, full-year revenue was essentially flat compared to the prior year.

Qwest’s total fourth-quarter revenue of $3.4 billion reflected continued positive trends in strategic products. Fourth-quarter revenue declined 1.5 percent year over year and was flat sequentially.  Total data, Internet and video revenue — which now represents 39 percent of Qwest’s total revenue — grew 8.7 percent year over year.

Business revenue grew slightly on an adjusted basis described above, for the full year as data, Internet and video revenue growth offset declines in local and long-distance revenue.  Fourth-quarter Business revenues increased 2.6 percent year over year and increased sequentially for the third consecutive quarter. MPLS-based products continue to outpace declines in legacy data platforms as customers migrate to value-enhancing IP solutions. Strategic products continue to reshape the channel, growing 29 percent in the fourth quarter year over year, and now representing 27 percent of total business revenues.

Full-year Mass Markets revenue grew by 1.1 percent, driven by growth in consumer ARPU, bundle penetration and increased take-rates for higher broadband speeds, which offset the impact of access-line losses. Mass Markets fourth-quarter revenue remained stable year over year and declined 1 percent sequentially.

Wholesale revenue declined 4.5 percent for the full year as industry consolidation moved carrier traffic off the network and as reduced demand for access lines contributed to lower access and local revenue.  Increases in data traffic, demonstrated by our 5.6 percent increase in Wholesale data revenue for the full year, continue to moderate consolidation impacts as Qwest continues its focus on profitable growth.  For the quarter, Wholesale revenue declined 9.2 percent over 2006 and 2.3 percent sequentially.

“Our consistent practice of financial discipline, combined with our drive to create profitable growth, is clearly reflected in our results from 2007,” said John W. Richardson, Qwest executive vice president and CFO.  “We are pleased to report significant improvement in free cash flow for the year, as well as growing our EBITDA margins towards our goal of mid-30 percent.”

Qwest’s operating expenses totaled $12.0 billion for the year including $393 million in litigation charges.  After adjusting for litigation charges, operating expenses were down $739 million, or 6.0 percent, from 2006. Improvements in productivity, reductions in benefit and pension expenses, lower depreciation and amortization and savings in facility costs drove the decline. Fourth-quarter operating expenses declined $192 million, or 6.2 percent, year over year through lower facility costs and a non-recurring compensation-related charge in 2006.

Qwest’s adjusted EBITDA margins for the year were 33.4 percent compared to 31.5 percent for 2006.  The company made consistent strides throughout 2007 toward its goal of mid-30 percent margins, posting year-over-year margin improvements in each quarter.

For the year, Qwest reported net income of $2.9 billion, which included the recognition of $2.25 billion in income tax benefits and $393 million in litigation charges.  Normalized for income tax and litigation impacts, adjusted earnings was $1.1 billion or $0.55 per diluted share.

Cash Flow, Capital Spending and Interest

Adjusted free cash flow for the year totaled $1.8 billion, an increase of $405 million, or 29 percent, from 2006. The company generated adjusted free cash flow of $640 million in the quarter, resulting from continued improvement in operating results relative to the prior year and balance sheet contributions.

For the full year, capital expenditures totaled $1.67 billion compared to $1.63 billion in 2006. Approximately 50 percent of the full-year capital spend was directed toward increasing speeds across the network.  Fourth-quarter capital expenditures totaled $505 million, compared to $406 million in the prior year, as capital allocated for increasing broadband speeds to the home was deployed.  Timing on real estate projects and one-time items also impacted capital spending in the quarter.

Interest expense totaled $267 million for the fourth quarter, down from $284 million for the fourth quarter a year ago due to the retirement of higher coupon instruments.

Balance Sheet Update

Qwest continued to improve the balance sheet in 2007, reducing net debt (gross debt less cash and investments) to $13.1 billion, down $259 million from a year ago. The company continued to maintain liquidity at targeted levels, ending the year with cash and investments of $1.1 billion.

Dividend and Share Repurchases

During the quarter, the company demonstrated confidence in the ability to sustain profitability and free cash flow by declaring a quarterly dividend payment of $0.08 per share for all shareholders as of Feb. 1, 2008. Payable on Feb. 21, 2008, the dividend will be the first distribution by the company to shareholders since 2001.

As of January 31, 2008, Qwest had completed 74 percent of its $2 billion stock repurchase program. Approximately, 1.8 billion shares were outstanding as of the end of the year.

Bundles

Customers continue to respond to the value of Qwest’s full-featured bundle offerings, which include voice services and features, high-speed Internet access, a national wireless offering and integrated TV services through Qwest’s own ChoiceTV or its partnership with DIRECTV, Inc.

The company’s bundle penetration increased to 62 percent in the quarter, compared to 57 percent a year ago. Sales of voice packages with three or more products continue to reduce churn and drive growth. Customers adding more features and services or increasing broadband speeds drove higher consumer ARPU, which increased 7.8 percent to $55 from $51 a year ago.

At the end of 2007, Qwest had a total of 11.5 million retail access lines.  While retail access lines declined 6.5 percent from the end of 2006, the company’s mass market connections — including broadband, video, wireless and voice customers — remained flat compared to the prior year at 12.8 million.

Qwest Broadband

Qwest Broadband subscribers grew 95,000 in the fourth quarter compared to an increase of 165,000 in the fourth quarter 2006. For the full year 2007, Qwest added 473,000 subscribers to end the year with a total of 2.6 million — a 22 percent increase over 2006.

During the year, Qwest accelerated its deployment of fiber-to-the-node in the first of 20 markets the company is targeting through the end of 2008. Initial results include a significant increase in take-rates for Qwest’s highest speed broadband offering. By the end of 2008, Qwest expects to reach 1.5 million homes with more robust speeds up to 20 Mbps.

DIRECTV® Partnership

Qwest added 44,000 net DIRECTV subscribers in the quarter to end the year with a total of 649,000 video subscribers, an increase of 58 percent in total video customers from the end of 2006. Qwest and DIRECTV’s strategic partnership allows Qwest to offer DIRECTV digital satellite television services to residential customers across the entire Qwest 14-state region.

Enterprise and Government Sales

During the quarter, Qwest signed new or expanded agreements with a number of enterprise and government customers for national voice, data and IP solutions, including the Government of the District of Columbia, Scottrade, United States Cold Storage, Kforce Professional Staffing, National Auto Warranty Services and, recently, the National Labor Relations Board under the Networx Universal contract.

Customer Service

In October, Qwest received multiple best-in-class honors from enterprise customers in ATLANTIC-ACM’s 2007 Metro Carrier Report Card. In the survey, customers rated Qwest Business Markets first among incumbent carriers for customer service, sales representatives, service level agreements, provisioning and network reliability. On the product side, enterprise customers scored Qwest’s Dedicated Internet Access (DIA) and IP virtual private networking services highest, earning Qwest a total of seven Enterprise Metro Carrier Excellence Awards.

In addition, Qwest received its seventh consecutive ranking as the top performer in the local telecommunications carrier segment, and a number one ranking in the long-distance segment for directory-assistance services, according to the Paisley National Directory Assistance Performance Index (SM).

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST with Edward A. Mueller, Qwest chairman and CEO, and John W. Richardson, Qwest executive vice president and CFO. A live webcast and replay of the call is available at www.qwest.com/about/investor/events.

About Qwest

Qwest offers a unique and powerful combination of managed voice and data solutions for businesses, government agencies and consumers — nationwide and globally. Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience. Qwest is a participant in Networx, the largest communications services contract in the world, to provide leading-edge voice, data and video services.  For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com. For information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com.

# # #

Forward Looking Statements Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

Contacts:	Media Contact:	Investor Contact:
	Nick Sweers	Rahn Porter
	303-992-2085	800-567-7296
	Nicholas.Sweers@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,			Years Ended December 31,
	2007	2006	% Change	2007	2006	% Change
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$3,435	$3,488	(1.5)%	$13,778	$13,923	(1.0)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,317	1,414	(6.9)%	5,257	5,608	(6.3)%
Selling, general and administrative	981	994	(1.3)%	4,306	3,990	7.9%
Depreciation and amortization	613	695	(11.8)%	2,459	2,770	(11.2)%
Total operating expenses	2,911	3,103	(6.2)%	12,022	12,368	(2.8)%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	267	284	(6.0)%	1,095	1,169	(6.3)%
Other—net	(3)	(84)	(96.4)%	(3)	(171)	(98.2)%
Total other expense (income)—net	264	200	32.0%	1,092	998	9.4%

Income before income taxes	260	185	40.5%	664	557	19.2%
Income tax benefit	106	9	nm	2,253	36	nm
Net income	$366	$194	88.7%	$2,917	$593	nm

Earnings per share:
Basic	$0.20	$0.10	100.0%	$1.59	$0.31	nm
Diluted	$0.20	$0.10	100.0%	$1.52	$0.30	nm

Weighted average shares outstanding:
Basic	1,792,953	1,900,925	(5.7)%	1,829,244	1,889,857	(3.2)%
Diluted	1,854,042	1,992,133	(6.9)%	1,920,766	1,971,545	(2.6)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
	2007	2006
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$902	$1,241
Short-term investments	79	248
Other	2,592	2,165
Total current assets	3,573	3,654
Property, plant and equipment—net and other	18,959	17,585
Total assets	$22,532	$21,239

LIABILITIES AND STOCKHOLDERS’ EQUITY OR DEFICIT

Current liabilities:
Current portion of long-term borrowings	$601	$1,686
Accounts payable and other	3,608	3,474
Total current liabilities	4,209	5,160
Long-term borrowings—net	13,650	13,206
Other	4,110	4,318
Total liabilities	21,969	22,684
Stockholders’ equity (deficit)	563	(1,445)
Total liabilities and stockholders’ equity or deficit	$22,532	$21,239

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Years Ended December 31,
	2007	2006
	(Dollars in millions)

Cash provided by operating activities	$3,026	$2,789
Cash used for investing activities	(1,601)	(1,700)
Cash used for financing activities	(1,764)	(694)
(Decrease) increase in cash and cash equivalents	$(339)	$395

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended and as of December 31,			Years Ended and as of December 31,
	2007	2006	% Change	2007	2006	% Change
	(Dollars in millions)			(Dollars in millions)
Operating revenue (1):
Wireline services revenue:
Voice services:
Local voice services:
Mass markets	$910	$965	(5.7)%	$3,736	$3,999	(6.6)%
Business	282	299	(5.7)%	1,140	1,231	(7.4)%
Wholesale	145	161	(9.9)%	609	682	(10.7)%
Total local voice services	1,337	1,425	(6.2)%	5,485	5,912	(7.2)%
Long-distance services:
Mass markets	161	162	(0.6)%	651	640	1.7%
Business	132	133	(0.8)%	534	554	(3.6)%
Wholesale	207	265	(21.9)%	915	1,059	(13.6)%
Total long-distance services	500	560	(10.7)%	2,100	2,253	(6.8)%

Access services	124	132	(6.1)%	524	550	(4.7)%
Total voice services	1,961	2,117	(7.4)%	8,109	8,715	(7.0)%

Data, Internet and video services:
Mass markets	316	251	25.9%	1,185	870	36.2%
Business	639	594	7.6%	2,408	2,341	2.9%
Wholesale	372	376	(1.1)%	1,480	1,402	5.6%
Total data, Internet and video services	1,327	1,221	8.7%	5,073	4,613	10.0%

Total wireline services revenue	3,288	3,338	(1.5)%	13,182	13,328	(1.1)%
Wireless services revenue	138	141	(2.1)%	560	557	0.5%
Other services revenue	9	9	—%	36	38	(5.3)%
Total operating revenue	$3,435	$3,488	(1.5)%	$13,778	$13,923	(1.0)%

Other data:
Capital expenditures (2):	$505	$406	24.4%	$1,669	$1,632	2.3%
Total employees	36,843	38,383	(4.0)%
Consumer ARPU (in dollars) (3):	$55	$51	7.8%	$54	$50	8.0%
Broadband Services:
Subscribers (in thousands):	2,611	2,138	22.1%
Qualified households/businesses (in millions)	7	7	—%

Wireless (4):
Total wireless services revenue	138	141	(2.1)%	560	557	0.5%
End of period subscribers (in thousands)	824	801	2.9%
ARPU (in dollars)	49	50	(2.0)%	49	50	(2.0)%

Access lines (in thousands) (1)(5):
Business access lines:
Retail lines	2,803	2,878	(2.6)%
Resold lines	1,292	1,495	(13.6)%
Total business access lines	4,095	4,373	(6.4)%
Mass markets access lines:
Consumer primary lines	6,705	7,333	(8.6)%
Consumer additional lines	660	770	(14.3)%
Small business lines	1,329	1,319	0.8%
Total mass markets access lines	8,694	9,422	(7.7)%
Total access lines	12,789	13,795	(7.3)%
In-region long distance lines (in thousands)	4,810	4,920	(2.2)%
Minutes of use from carriers and CLECs (in millions):	10,448	11,765	(11.2)%	43,632	48,050	(9.2)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended and as of December 31,
	2007	2006	% Change

Mass markets retail connections (in thousands):
Mass markets access lines (1)	8,694	9,422	(7.7)%
Broadband subscribers (7)	2,611	2,138	22.1%
Video subscribers (6)(7)	649	411	57.9%
Wireless subscribers	824	801	2.9%
Total mass markets retail connections	12,778	12,772	—%

(1) Certain prior period revenue and access line amounts have been reclassified to conform to the current period presentation.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Consumer ARPU (Average Revenue Per Unit) is measured as consumer wireline revenue in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4) Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP. Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	Three Months Ended December 31,
	2007	2006	% Change
	(Dollars in millions)
ARPU is calculated as follows:
Total quarterly wireless services revenue	$138	$141	(2.1)%
Less: quarterly non-recurring revenue	(18)	(22)	(18.2)%
Quarterly recurring revenue	$120	$119	0.8%

Average monthly recurring revenue	$40	$40	—%
Divided by quarterly average wireless (in thousands)	822	790	4.1%
Wireless services ARPU (in dollars)	$49	$50	(2.0)%

(5) Access lines were reclassified during 2007 to conform to our revenue channel presentation. Resold lines include UNE lines and public pay phone lines.

(6) Video subscribers have been adjusted by approximately 13,000 subscribers as of December 31, 2006 to conform to our current presentation of video subscribers.

(7)  Broadband and video subscribers include certain business customers.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended	Years Ended
	December 31,	December 31,
	2007	2007
	(Dollars in millions, except per share amounts, shares in thousands)

Earnings— as adjusted (1):	$260	$1,057
Less: Legal reserve	—	(393)
Income tax benefit	106	2,253
Net income	$366	$2,917

Weighted average shares outstanding:
Basic	1,792,953	1,829,244
Diluted	1,854,042	1,920,766

Earnings per share— as adjusted (1):
Basic	$0.15	$0.58
Diluted	$0.14	$0.55

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in millions)
Segment income:
Operating revenue	$3,435	$3,488	$13,778	$13,923
Cost of sales (exclusive of depreciation and amortization)	(1,317)	(1,414)	(5,257)	(5,608)
Selling, general and administrative	(981)	(994)	(4,306)	(3,990)
Segment income	$1,137	$1,080	$4,215	$4,325

EBITDA—as adjusted (2):	$1,137	$1,080	$4,608	$4,390
Less: Legal reserve	—	—	(393)	—
Less: Realignment, severance and related costs	—	—	—	(65)

EBITDA (1):	1,137	1,080	4,215	4,325
Depreciation and amortization	(613)	(695)	(2,459)	(2,770)
Total other expense (income)—net	(264)	(200)	(1,092)	(998)
Income tax benefit	106	9	2,253	36
Net income	$366	$194	$2,917	$593

EBITDA margin—as adjusted (2):
EBITDA—as adjusted	$1,137	$1,080	$4,608	$4,390
Divided by total operating revenue	$3,435	$3,488	$13,778	$13,923
EBITDA margin—as adjusted	33.1%	31.0%	33.4%	31.5%

EBITDA margin (2):
EBITDA	$1,137	$1,080	$4,215	$4,325
Divided by total operating revenue	$3,435	$3,488	$13,778	$13,923
EBITDA margin	33.1%	31.0%	30.6%	31.1%

Free cash flow from operations (3):
Cash provided by operating activities	$900	$860	$3,026	$2,789
Less: expenditures for property, plant and equipment and capitalized software	(505)	(406)	(1,669)	(1,632)
Free cash flow from operations	395	454	1,357	1,157
Add: certain one-time settlement payments	245	140	445	240
Adjusted free cash flow from operations	$640	$594	$1,802	$1,397

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	December 31,
	2007	2006
	(Dollars in millions)
Net debt (4):
Current portion of long-term borrowings	$601	$1,686
Long-term borrowings—net	13,650	13,206
Total borrowings—net	14,251	14,892
Less: cash and cash equivalents	(902)	(1,241)
Less: short-term investments	(79)	(248)
Less: long-term investments	(126)	—
Net debt	$13,144	$13,403

(1) Earnings—as adjusted and Earnings per share—as adjusted are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently.  We believe that, with regard to 2007, these measures provide useful information to investors for evaluating our business because they indicate our performance before the impacts of two very large non-recurring items—extraordinary litigation charges and income taxes, primarily related to the non-cash reversal of a significant portion of our valuation allowance.

(2) EBITDA, EBITDA margin, EBITDA—as adjusted and EBITDA margin—as adjusted are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

EBITDA for the year ended December 31, 2007 included $393 million in legal reserve. EBITDA for the year ended December 31, 2006 included $65 million in realignment, severance and related costs.

(3) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures and interest expense. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2007, information to reconcile this non-GAAP financial measure is not available at this time.

(4) Net Debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.